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                                  EXHIBIT LIST


Exhibit 10.1 $4 Billion Credit Agreement -- Five-Year Competitive Advance and Revolving Credit Facility.

Exhibit 10.2 $3 Billion Credit Agreement -- 364-Day Competitive Advance and Revolving Credit Facility.

Exhibit 27 Financial Data Schedule (filed only electronically with the Securities and Exchange Commission).